First Quarter 2002
Friedman, Billings, Ramsey Group, Inc.
Earnings Conference Call Script
Thursday, May 2, 2002

[Speaker: Kurt Harrington]

        Good Morning. This is Kurt Harrington, Chief Financial Officer of Friedman, Billings, Ramsey Group, Inc.

        Before we begin the call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, the high degree of risk associated with technology and other venture capital investments, available technologies, competition for business and personnel, and general economic, political, and market conditions. Additional information concerning factors that could cause results to differ materially is contained in FBR's Annual Report on Form 10-K and quarterly reports on Form 10-Q.

        I would now like to turn over the call to our Chairman and Co-Chief Executive Officer, Emanuel Friedman. Also joining us this morning are Eric Billings, Vice Chairman and Co-CEO, and Bob Smith, our Chief Operating Officer.

[New speaker: Manny Friedman]

        Thank you and good morning. This morning we are announcing our results for the first quarter of 2002, which continue the trend of revenue growth that we have seen over the last three calendar years, demonstrate the success of our build-out over the last several quarters, and show the positive impact of the expense reductions that we began in the fourth quarter last year.

        For the first quarter, we reported earnings of $10.3 million, or $0.23 per share, on revenues of $54.4 million. In these numbers, we see the continuation of a trend of revenue growth in each of our profit centers - investment banking, institutional brokerage and asset management (including FBR Asset Investment Corporation). This revenue growth, combined with the margin expansion produced by our variable cost structure as revenues increase and the reductions we have achieved in our fixed costs, permits us once again this morning to report strong profitability in each of these businesses.

    All six of our industry groups generated investment banking revenues in the first quarter - for the first time ever. And while we generated a large M & A fee in the quarter - in an energy transaction originated by our Dallas office - investment banking revenues were driven by several transactions, with no one deal making or breaking the quarter.

        In addition, the first quarter's earnings came from all of our profit centers - institutional brokerage, investment banking and asset management - and not just from a strong investment banking quarter. Our investment in research and sales continues to drive growing brokerage revenues - up more than 26% over the comparable quarter a year ago. Many of the analysts and brokers we added last year are really contributing, as are our newest offices - Denver and Atlanta.

        I want to point out the impact of FBR Asset, which is a separate public company (NYSE:FB). Over the last several months, FBR Asset has raised almost $400 million of new equity so that today the two companies - FBR Group and FBR Asset - together have combined equity capital of more than $600 million. FBR Asset provides us with base management fees and incentive fees as its manager and a proportionate share of its earnings as a minority shareholder - all of which we expect to show further growth in the second quarter.

        On the expense side, we announced in our October earnings call that we would, by the current (second) quarter, reduce by 20% our third quarter 2001 fixed expense run rate. I am happy to tell you that we have executed against that undertaking over the last two quarters. In fact, our fixed costs for the first quarter 2002 were only slightly higher than first quarter 2001. This reduction was made despite the acquisition in the second quarter 2001 of the bank and mutual fund businesses and despite hiring in 2001 28 new research analysts, 16 brokers, 12 investment bankers at Vice President level or above and 3 traders and sales traders, and despite opening five new offices and adding two new industry verticals to our banking and research coverage. In short, with the same fixed cost structure as we carried a year ago, we have a vastly improved, expanded and more diversified business.

        This combination of revenue growth, increasing profitability, an expanded capital base and expense discipline enables us to strengthen and deepen our platform through selective, prudent hiring. The disarray that is to be seen in parts of our industry makes this a particularly good time for us to do so. I want to be clear, though, about what we mean by "prudent" hiring. We will not permit fixed costs or breakeven levels to be driven up by indiscriminate hiring just because good candidates are available. Last year, despite the enormous push we made to hire across the entire company, we actually ended the year with fewer full-time employees than we had at the end of 2000 (excluding, for comparability, the employees of the new bank and mutual fund businesses that we acquired in April last year). And even after selective hiring during the quarter just ended, our headcount is still less than it was a year ago, on the same basis of comparison.

        Now I would like to hand the call over to Eric Billings who will speak about the revenue and earnings outlook going forward.

[New Speaker: Eric Billings]

        Thanks Manny.

        In the past, we have discussed where we expect our annualized breakeven revenue levels to run in our capital markets businesses - investment banking and institutional brokerage. Of course, revenues in each of these businesses ran well above the breakeven levels in the first quarter. For full year 2002, including the selective addition of investment bankers, research analysts, the build-out of our private client group, and the addition of asset management personnel, we are putting in place a $55 million breakeven target in each of investment banking and brokerage (including institutional brokerage, the private client group and online brokerage). We are also assuming a 40% pre-tax variable contribution from investment banking and 30% from institutional brokerage, beyond their respective breakeven levels. But I want to reiterate what Manny said - that our current hiring plans are selective and deliberate, and are based on the precondition that we maintain our target after-tax return on unleveraged equity of at least 15% - with significant upside potential from there.

        As noted earlier, investment banking revenues have been steadily increasing over the last three calendar years. In particular, investment banking revenues in calendar 2001 ran 45% higher than in calendar 2000*. The first quarter of 2002 continues that trend with revenues of $24 million compared to $10 million a year earlier. With this performance, and where we see the pipeline, we have increased our revenue targets for full year 2002 from the $72 million that we announced in our last earnings call. We believe that our annualized investment banking revenue should reach $110 million this year. Of course this part of our business is subject to revenue volatility.

        Institutional brokerage revenues (excluding trading gains and losses) have also been steadily increasing over the last three calendar years. Brokerage revenues were up 10.3% in calendar 2001 over 2000**, and are up 26% for the first quarter 2002 compared to first quarter 2001. Annualized brokerage revenue for the first quarter was approximately $65 million** -- which is brokerage revenue target for full year 2002 that we announced in our last earnings call.

        In asset management, where we generate revenues from base management fees, incentive fees on many of our managed vehicles, and return on our invested capital, we see the same revenue growth trend. This is a result of a combination of strong performance and inflows of assets under management. We have grown asset management revenues over the last three calendar years, with increases of 48.2% for calendar 2001 over 2000, and 137% for first quarter 2002 over first quarter 2001. Gross assets under management grew 54% in the first quarter of 2002, rising from $2.8 billion at December 31 to $4.3 billion at March 31.

        Our asset management revenues have been especially enhanced by the growth and performance of FBR Asset Investment Corporation, which completed follow-on offerings in August last year and in January that together increased its equity base from $91.3 million to $343.8 million, and which earned $1.46 per share in the first quarter. We owned approximately 15.1% of FBR Asset in our long-term investments at the end of the first quarter. FBR Asset completed another $128 million follow-on offering at the beginning of April. As a result of the growth of FBR Asset and its current levels of performance, we believe that in the current interest rate environment, our earnings from FBR Asset could reach an annualized run rate of approximately $32 million in pre-tax earnings from a combination of fees and return on our investment by the third or fourth quarter 2002. Remember that the incentive fees from FBR Asset are calculated on a four quarter look-back basis, so we expect that they will continue to increase from the first quarter level in each of the next three quarters through 2002.

        In the rest of our asset management businesses, including the new bank, whose business is primarily related to asset management at the moment, the breakeven levels and contributions vary from product to product. For guidance, we are targeting that fee revenue should cover all associated fixed and variable costs and generate a profit. In addition to fee revenue, we receive returns on our own equity in long-term investments. As of March 31, 2002, we held $127.5 million of our equity in long-term investments. Of this, $55.4 million is invested in FBR Asset. On the balance of $72 million, we target a 10-12% return, or approximately $8 million in pre-tax earnings from asset management.

        Taking all of this together, we target revenues at approximately $240 million*** run rate during 2002, and pre-tax earnings at a run rate of approximately $65 million. I say this with the caveats that it is in the nature of our business that there will likely be quarter-to-quarter revenue and earnings volatility, that market and economic conditions and the other factors that Kurt referred to at the start of this call could materially change our outlook, and are that are likely to begin to provide for income taxes in the second or third quarter, and without assuming any disproportionately large investment banking deals or any significant change in assets under management.

        With that, I would like to open the call for questions.

[At end of Q&A]

        If there are no further questions, that concludes our conference call for today.

Thanks everyone for joining us. We appreciate it.
*	Excluding investment gains
**	Excluding trading gains and losses
***	Target annualized revenues of $240 million broken down as follows: Investment banking $110 million, institutional brokerage $65 million, asset management (including FBR Asset) $65 million.